EXHIBIT 99.2

TTM Technologies, Inc.	Contact:
Sameer Desai,
Senior Director, Corporate Development & Investor Relations
sameer.desai@ttmtech.com
714-327-3050

TTM Technologies, Inc. Board of Directors Approves New $100 million Share Repurchase Program

Santa Ana, CA – May 9, 2025—TTM Technologies, Inc. (NASDAQ:TTMI) today announced that its Board of Directors authorized a new share repurchase program allowing the Company to repurchase its outstanding common stock with an aggregate market value of up to $100 million from time to time through May 7, 2027. The Company’s previous two-year repurchase program expired on May 3, 2025.

“Given the company’s solid cash flow generation and strong balance sheet, we believe repurchasing shares is a prudent use of capital,” said Dan Boehle, Executive Vice President and Chief Financial Officer. “While strategic acquisitions remain a primary goal for the use of our free cash flow, this authorization provides us with added flexibility to enhance shareholder value.”

The timing, manner, price and amount of any share repurchases will be determined by the Company’s management based on various factors, such as available liquidity, cash flows and general market conditions. The repurchase program may be executed through open market purchases, privately negotiated transactions and other methods, including through Rule 10b5-1 plans. The authorization does not obligate the Company to acquire any particular amount of common stock and the program may be suspended or discontinued at the Company’s discretion without prior notice.

About TTM

TTM Technologies, Inc. is a leading global manufacturer of technology solutions, including mission systems, radio frequency (“RF”) components, RF microwave/microelectronic assemblies, and quick-turn and technologically advanced printed circuit boards (“PCB”s). TTM stands for time-to-market, representing how TTM’s time-critical, one-stop design, engineering and manufacturing services enable customers to reduce the time required to develop new products and bring them to market. Additional information can be found at www.ttm.com.

Forward Looking Statements

This release contains forward-looking statements that relate to future events or performance. TTM cautions you that such statements are simply predictions and actual events or results may differ materially. These statements reflect TTM’s current expectations, and TTM does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other TTM statements will not be realized. Further, these statements involve risks and uncertainties, many of which are beyond TTM’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, general market and economic conditions, including interest rates, currency exchange rates and consumer spending, demand for TTM’s products, market pressures on prices of TTM’s products, warranty claims, changes in product mix, contemplated significant capital expenditures and related financing requirements, TTM’s dependence upon a small number of customers and other factors set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC.